EXHIBIT 4.29

                              SETTLEMENT AGREEMENT

This Settlement Agreement made as of the 4th day of November 2003.

BETWEEN:

                               EMC CORPORATION and
                            EMC CORPORATION OF CANADA

                                                               OF THE FIRST PART

AND:

                        STARNET COMMUNICATION CANADA INC.
                                WORLD GAMING PLC
                           INPHINITY INTERACTIVE INC.

                                                              OF THE SECOND PART

WHEREAS:

1. EMC Corporation ("EMC") and Starnet Communications Canada Inc. ("Starnet") entered into a Master Lease Agreement No. 12290 together with a Master Lease Agreement Supplement No. 1 ("Supplement 1") dated June 27, 2000, a Master Customer Agreement dated June 27, 2000, Amendment No. 1 dated June 27, 2000 to Supplement No.1, Master Lease Agreement Supplement No. 2 ("Supplement 2") and Amendment No. 1 to Supplement 2 (collectively referred to as the "Master Agreement").

2. The Master Agreement was subsequently assigned from EMC to EMC Corporation of Canada by way of Notification of Assignment of the Master Agreement.

3. Pursuant to the Master Agreement, Starnet agreed to lease from EMC the equipment (the "Leased Equipment") described in Supplement 1 and Supplement 2.

4. As at November 13, 2003, the amount owing to EMC pursuant to the Master Agreement totalled US $1,522,066.63 (as per the Calculation attached as Schedule "A" hereto).

5. The parties to this Settlement Agreement have agreed to settle this dispute on the terms contained herein.

FOR AND IN CONSIDERATION OF THE FOLLOWING:

6. (a) Payment by Starnet or World Gaming PLC ("World Gaming") to EMC of the sum of US $300,000.00 (the "Settlement Amount") payable as follows:

          (i)  US $100,000.00 payable immediately; and

          (ii) 12 equal monthly instalments of US $16,666.67 commencing on November 15, 2003 and payable on the 15th day of each subsequent month,

     (b) a Consent to Judgment by Starnet, World Gaming and Inphinity Interactive Inc. ("Inphinity") in the amount of US $1,522,066.63 as security for payment of the instalments referred to in paragraph
          (a)(ii) above which counsel for EMC, Harper Grey Easton, will hold on an undertaking not to file unless there has been default in payment of any instalment and such default has not been rectified within 14 days of written notice to Heenan Blaikie, counsel for Starnet, World Gaming and Inphinity, Daniel Moran of Inphinity c/o Inphinity's registered and records office in British Columbia at Suite 2200, 1055 West Hastings Street, Vancouver, British Columbia, V6E 2E9 and James H. Grossman, Chairman of World Gaming c/o Reed Smith Crosby Heafey, Two Embarcadero Centre, Suite 2000, San Francisco, CA 94111. In the event that EMC Corporation of Canada ("EMC Canada") is entitled to file and enforce the Consent Judgment any and all payments made by Starnet or World Gaming pursuant to this Settlement Agreement shall be credited against the judgment amount; and

     (c)  continued security against the Leased Equipment.

7.   EMC and EMC Canada agree to the following:

     (a) that upon payment of the whole of the Settlement Amount, EMC's solicitors, Harper Grey Easton, undertake to provide the following to counsel for EMC:

          (i) an executed Release of All Claims against Starnet, World Gaming and Inphinity in the form attached hereto as Schedule "B" to this Settlement Agreement; and

          (ii) the unfiled Consent to Judgment; and

     (b) that upon payment of the whole of the Settlement Amount, EMC and EMC Canada shall be deemed to convey to World Gaming all of its right, title and interest to the Leased Equipment as defined in the Master Agreement, to which EMC and EMC Canada covenant is free and clear of any encumbrances, charges or liens and to which EMC and EMC Canada has valid right, title and interest.

8. It is understood and agreed that the terms of this Settlement Agreement are to be kept confidential, and without limiting the foregoing, the parties agree to make no statements with respect to the terms of this Settlement Agreement, or the particulars of any and all dealings between the parties, except as on the advice of counsel that disclosure of such confidential information may be required by law, by order of a Court or by a Regulatory Agency having jurisdiction.

9. Starnet, World Gaming and Inphinity agree to indemnify and save harmless EMC and EMC Canada from any claims, demands, actions and suits, proceedings, costs, expenses, damages and liabilities, including reasonable legal fees (hereinafter the "Claims") arising out of, connected with or resulting from the Master Agreement or the acquisition of the Equipment pursuant to this Settlement Agreement. Starnet, World Gaming and Inphinity shall give EMC and EMC Canada immediate notice of any Claim and Starnet, World Gaming and Inphinity shall satisfy, pay and discharge any and all judgments and fines that may be recovered against EMC and EMC Canada in connection with any such Claim. EMC and EMC Canada shall give World Gaming written notice of any such Claim of which they receive notice. EMC and EMC Canada shall not pay or settle any Claim without the prior written approval of World Gaming.

10. Subject to each party's fulfilment of its obligations hereunder and subject to the following sentence, the Effective Date of this Release shall be 95 days from the last instalment payment received as set forth in paragraph

     6(a)(ii) above. Notwithstanding the foregoing, in the event that Starnet, World Gaming or Inphinity, or any of its successors, assigns, or affiliates shall have, within 95 days after EMC's receipt of the last instalment payment due under this Settlement Agreement:

     (a) filed a petition for relief under the BANKRUPTCY AND INSOLVENCY ACT, R.S.C. 1985, C. B-3, the COMPANIES' CREDITORS ARRANGEMENT ACT, R.S.C. 1985, c. C-36 (as amended), or any comparable law of any other jurisdiction ("Insolvency Law");

     (b) become the subject of an involuntary petition for relief under any Insolvency Law; or

     (c) become the subject of any receivership or liquidation proceeding in any court this Release is null and void and of no force and effect and Starnet, World Gaming and Inphinity shall again be responsible for all obligations under the Lease. 11. It is understood and agreed that the settlement herein is a compromise of disputed claims and nothing herein shall constitute or be construed as an admission of liability on the part of any party to the Settlement Agreement.

12. This Settlement Agreement is governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

13. It is understood and agreed that the parties hereto have read this Settlement Agreement and obtained legal advice in respect of same and execute this Settlement Agreement of their own free will.

14. It is further understood and agreed that this Settlement Agreement may be executed in counterpart, each counterpart so executed constituting a part of the original Settlement Agreement.

15. It is further understood and agreed that this Settlement Agreement constitutes the entire agreement between the parties and that its terms are contractual and not a mere recital.


IN WITNESS WHEREOF the parties have executed this Settlement Agreement effective the date first above written.

EMC CORPORATION                         EMC CORPORATION OF CANADA
by its authorized signatory(s):         by its authorized signatory(s):


Per: __________________________         Per: __________________________


Per: __________________________         Per: __________________________



STARNET COMMUNICATIONS                  WORLD GAMING PLC
CANADA INC. by its authorized           by its authorized signatory(s):
signatory(s):


Per: __________________________         Per: __________________________


Per: __________________________         Per: __________________________



INPHINITY INTERACTIVE INC.
by its authorized signatory(s):


Per: __________________________


Per: __________________________